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                                                                    EXHIBIT 99.3

                                               For further information, contact:
                                                            Tom Goyda, Shandwick
                                                                    314/552-6724
FOR IMMEDIATE RELEASE

                      EDISON BROTHERS ANNOUNCES AGREEMENTS
                TO SELL 485 JW/JEANS WEST, CODA AND 5-7-9 STORES

               BAKERS LIQUIDATION POSTPONED PENDING EXPECTED SALE

ST. LOUIS, May 17, 1999--Edison Brothers Stores, which filed for Chapter 11 bankruptcy protection on March 9, has signed agreements and will request bankruptcy court approval for two sales involving most of the stores in its JW/Jeans West, Coda and 5-7-9 apparel chains. The company has also pulled its Bakers footwear stores from a previously filed request for court approval to liquidate the chain, based on the expectation that it will soon reach an agreement to sell that chain.
         Under the terms of an agreement signed today, Edison would sell a total of 285 stores to Coda Acquisition Group, a private company, for $10.3 million. The sale would include 263 of the more than 350 JW/Jeans West and Coda stores, which target young, urban males, as well as 22 stores in Edison's Riggings menswear chain, which began liquidation sales on April 30. The sale also includes all of the merchandise inventory of JW/Jeans West and Coda stores.
         Edison also signed an agreement to sell approximately 200 of the 250 stores in its 5-7-9 junior apparel chain for $13.7 million to The New 5-7-9 and Beyond, Inc., a private company and subsidiary of A.I.J.J. Enterprises, Inc., commonly known as Rainbow Apparel, of Brooklyn, N.Y.
         All arrangements are subject to court approval at a later date.
         Edison also has amended a previous filing seeking approval to liquidate the JW/Jeans West, Coda and 5-7-9 chains so as to include only the approximately 40 stores now operating as 5-7-9 that are not part of the sales
agreements. If a liquidation bid for those stores       from Gordon Brothers
Retail Partners LLC is approved by the bankruptcy court, clearance sales should start later this week.

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ADD ONE EDISON

         Edison had previously signed a definitive agreement to sell its Repp Ltd Big & Tall menswear stores and Repp By Mail catalog operations to J. Baker for approximately $31.7 million, and has announced plans to sell its Princeton, Ind. distribution center for $6.1 million. A second distribution center in Washington, Mo. will be closed by mid-July and is currently for sale. The company is also in the process of liquidating most of its Wild Pair footwear stores and Riggings menswear chain.
         Edison Brothers Stores Inc. operates Bakers and Wild Pair footwear stores; 5-7-9 junior apparel stores; Riggings, JW, Coda and Repp Ltd. Big & Tall menswear stores; and Repp By Mail men's catalog. The company has nearly 1,500 stores in the United States, Canada, Puerto Rico and the Virgin Islands.

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